Exhibit 10.19

ADVISORY AGREEMENT (“Agreement”) dated as of March 29, 2010 between Oxis International, Inc., a Delaware corporation (the “Company”), and Gary M. Post (“Post”).

The Company desires to retain Post to provide advisory services to the Company and act as a member of its Board of Directors and participate on certain committees of the Board of Directors, and Post desires to perform such services for the Company, in each case, upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and obligations hereinafter set forth, the parties agree as follows:

1.           Retention of Advisor. The Company hereby retains Post, and Post hereby accepts such retention by the Company, upon the terms and conditions hereinafter set forth.

2.           Term. The retention of Post hereunder shall be for a period that commences as of the effective date of this agreement (March 29, 2010) through the first anniversary thereof (the “Initial Term”). The Initial Term shall automatically renew for additional one-year periods subject to Section 3 of this agreement (each an “Additional Term,” together with the Initial Term, the “Term”).

3.           Termination. This Agreement shall automatically terminate at such date upon the first to occur of (i) the death or disability of  Post, (ii) the resignation by Post following the delivery by him to the Company of ten days’ advance written notice of such resignation or (iii) termination by the Company of his role as Secretary or any other function that is available to the Company following the delivery to Post of 10 days’ advance written notice from the Company’s Board of Directors, or its designated representative of its intention to terminate the Agreement with respect to his role as Secretary of the Corporation. Notwithstanding the foregoing, the Company shall notify Post in writing for the specific services for which Post is being terminated.  Post shall be entitled to continuing compensation as outlined herein for services for which he has not been terminated.

However, the Company may not terminate Post from his position on the Board and he shall remain entitled to the compensation allocated to Board work as described in Section 6 until he ceases to be a member of the Board.

4.           Services. During the Term, Post shall act as the Secretary of the Company (the “Corporate Secretary”) and perform the roles and duties of a Corporate Secretary for a public company of Oxis’ size and type. These Corporate Secretary activities are listed on Schedule A to this agreement. In addition, Post shall also perform or participate in special projects as mutually agreed to by Post and the Company’s CEO. These special projects may or may not result in additional compensation to Post as mutually agreed, depending on size and scope. Post shall also be a member of the Board of Directors during the Initial Term and participate on committees of the Board, including acting as Chairman of one or more committees.   Post shall continue to serve on the Company’s Board of Directors until the Company’s next annual shareholders’ meeting at which time Post may be re-elected to serve. Post shall report directly to, and shall reasonably update, the CEO on his activities for Oxis and shall reasonably coordinate his efforts with members of management, the Board of Directors and other advisors and consultants to the Company.

5.           Time to be Devoted to Services. During the Term, Post agrees to allocate sufficient time to fulfill the responsibilities of his duties as described above and may pursue other business activities or opportunities that are not competitive to the Company’s interests.

6.           Compensation.
a.
Advisory Fee. The Company shall pay Post an Advisory Fee in cash a total of $5,250 per month for the Services rendered. The Advisory Fee shall pertain to each service with (i) $2,500 being the monthly fee for being the Company’s Secretary; (ii) $1,500 per month for participating on the Company’s Board of Directors; and (iii) $1,250 per month for serving on one or more Committees of the Board (it being understood that Post currently serves as Chairman of the Company’s Audit Committee and the Company’s Nominating Committee).  Following the Initial Term, the Board shall in accordance with its customary review of executive management and consultants’ compensation, review Post’s annual advisory fee and make adjustments the Board (or its Compensation Committee) feels are appropriate.

b.	Other Compensation.
i.
Stock Options. Oxis shall grant Post an incentive stock option (to the extent that Oxis is able to grant incentive stock options, and non-qualified options for the balance) (the “Option”) under Oxis’ 2003 Stock Incentive Plan (the “Plan”), and/or a similar successor plan to purchase a number of shares of Oxis common stock equal to One-Half Percent of the Company’s equity.  For the purposes of this Agreement, the term “One-Half Percent” shall mean one-half percent (1/2%) of the sum of (i) the total number of shares of Oxis’ common stock outstanding on  the effective  date, plus (ii) the number of shares issuable on such date pursuant to currently outstanding, fully vested and exercisable stock options, plus (iii) the number of shares issuable on such date upon the conversion of convertible securities issued by Oxis (other than convertible debt which may, at Oxis’ option, be repaid prior to conversion).  For the purpose of this Agreement, One-Half Percent is further agreed to be 1,110,227 shares.  The Option shall vest and become exercisable in eight equal quarterly installments provided this Agreement is still in effect.  The Option shall (a) have strike price of $0.17,  (b) have a term of ten years, and (c) be on such other terms as shall be determined by Oxis’ Board of Directors (or the Compensation Committee of the Board) and set forth in a normal and customary form of stock option agreement under the Plan evidencing the Option. The vesting period for the above Options is confirmed to have begun on August 17, 2009.

c.
Future Compensation.  Oxis will also grant to Post a second tranche of 1,110,227 Options with the same features and characteristics as the first tranche of Options discussed above on the first anniversary of the effective date of this Agreement (March 29, 2011). The strike price for this second tranche of Options shall be as determined by the Board of Directors at the time of this award and shall also vest in eight quarterly installments beginning on March 29, 2011.

d.
If for any reason the Company is legally unable to issue and or all of the Stock Options described in Section 6(b) and Section 6(c) it will issue Warrants instead and agree to register the underlying shares under an S-8 or another available registration approach such that Post will be able to exercise his Warrants as he would have been able to do if Options were duly issued pursuant to the 2003 Plan and/or any successor plan with similar features.

7.            Termination Payments.
a.
If the Company terminates this Agreement pursuant to Section 3 without Cause after the six month anniversary of the date of this Agreement, Post shall receive an amount equal to the advisory fee for the amount due for the remaining Initial Term in a lump sum payment (payable in stock or cash at the Company’s election), and all stock options and warrants granted during the Initial Term shall become fully vested as of the date of termination and the stock options and warrants shall remain exercisable through their respective expiration dates. If the Company terminates this Agreement pursuant to Section 3 without Cause prior the six month anniversary of the date of this Consulting Agreement, Post shall be paid any expenses due to him and all vested stock options and warrants shall remain exercisable through their respective expiration dates. “Cause” shall mean (i) willful malfeasance or willful misconduct by Post in connection with the performance of his duties hereunder; (ii) Post’s gross negligence in performing any of his duties under this Agreement; (iii) Post’s conviction of, or entry of a plea of guilty to, or entry of a plea of nolo contendere with respect to, any felony; (iv) Post’s habitual drunkenness or use or possession of illegal drugs while performing his duties under this Agreement or excessive absenteeism not related to illness; (v) the Post’s material breach of any written policy applicable to all employees and consultants and advisors adopted by the Corporation; or (vi) material breach by Post of any of his agreements in this Agreement having a material detrimental impact on the Corporation after written notice and a reasonable opportunity to cure of not less than 30 days.

b.
If the Company terminates this Agreement pursuant to Section 3 for Cause (other than pursuant to Section 7(a) (vi), for which the notice requirement is 30 days), the Company will only be required to give ten (10) days’ prior notice, and in such event the Post shall not be entitled to any further payments of his advisory fee hereunder, and any unexercised stock options shall expire.

i.
If Post resigns pursuant to Section 3 for whatever reason, or dies or becomes disabled, Post (or his estate) shall not be entitled to any further payments of his advisory fee hereunder, all unvested stock options and warrants shall expire, and all vested stock options and warrants shall remain exercisable until their respective expiration dates. “Disability” shall mean Post’s incapacity due to physical or mental illness that results in his being unable to substantially perform his duties hereunder for six consecutive months (or for six months out of any nine-month period).

8.          Business Expenses: Benefits. The Company shall reimburse Post in cash, in accordance with its practice from time to time, for all reasonable and necessary travel, entertainment and other expenses and other disbursements incurred by Post for or on behalf of the Company in the performance of Post’s duties hereunder. All travel outside of Southern California and all expenditures of over $500 must be pre-approved by the CEO.

9.          Indemnification; Insurance. The Company will indemnify Post for his actions in his capacities hereunder (other than resulting from Post’s gross negligence or willful misconduct) for his actions as provided for in the Company’s Certificate of Incorporation and by-laws. The Company also will include Post on its Directors and Officers liability insurance policy, which the Company represents, is for a customary amount for similar public companies in its industry.

10.	Corporate Opportunities; Intellectual Property.
a.
Post acknowledges that by virtue of its efforts as a advisor hereunder to the Company and of Post’s serving as a director, Post may become aware of confidential information identified as such in writing by the Company relating to the Company’s business opportunities and potential acquisitions of companies and or technologies/compounds (“Confidential Information”), and that Post will not, during the Term and for a period of five (5) years thereafter (the “Restricted Period”), directly or indirectly use any such Confidential Information for its own benefit or for the benefit of any third person other than the Company or its affiliates or enter into or negotiate a transaction with any person that was the subject of the Company’s business opportunity or potential acquisition without the prior written approval of the Company or following an express decision by the CEO or the Board not to pursue the specific business opportunity or potential acquisition. The restrictions set forth in this Section 9 are in addition to any of the fiduciary obligations of Post to the Company by virtue of his being a director of the Company.

b.
Notwithstanding the foregoing, the Company acknowledges that Post may pursue his own independent business interests and activities, including those relating to life sciences and medical technologies, which Post represents are not in conflict with the Company, and may be pursued by Post on his own or in association with others independently of the Company. Post is under no obligation hereunder to identify specific potential business opportunities or acquisitions for the Company. However, once Post informs the Company of a potential opportunity during the Term, he may not independently pursue that opportunity without the prior written approval of the Company or following an express decision by the CEO or the Board not to pursue the specific business opportunity or potential acquisition.

c.
Any material or other work which may be subject to copyright or patent, and which is conceived, derived, made or written by Post in connection with the Confidential Information shall be deemed a “work for hire,” (and is herein referred to as a “Development”). As between Post and the Company, Post acknowledges that all Developments will be the sole and exclusive property of the Company and shall also be deemed Confidential Information under this Agreement. Post further acknowledges the Company may in turn negotiate with any third party regarding their respective ownership rights to such Developments. Post shall execute such documents as may be necessary to vest in the Company or any third party, if applicable, all right, title and interest in and to the Developments. The Company (or a third party, if applicable) will pay all costs and expenses associated with any applications and the transfer of title to Developments, including paying Post’s reasonable attorneys’ fees for reviewing such documents and instruments presented for execution.

d.
Notwithstanding the foregoing, the assignment by Post to the Company (or a third party, if applicable) of Developments, as well as the right to apply for and obtain patents and/or registered copyrights on the same, shall be expressly limited to those specifically involving the Confidential Information relating to such projects as mutually agreed upon by the parties hereto, and shall specifically not include (i) any right, license or interest of the Company to general concepts, formats, methods, testing techniques, study designs, computer software or other procedures utilized or designed by Post in performing its duties hereunder, or any general inventions, discoveries, improvements, or copyrightable materials relating thereto, nor (ii) any patentable or copyrightable materials which can be shown by competent proof not to concern the subject matter of the Confidential Information, or, which predate this Agreement or Post’s receipt of the Confidential Information, or (iii) any intellectual property relating to Post’s current activities.

e.
Post will work to advance all of the proprietary products of the Company but will retain the right to pursue other scientific opportunities including developing new products and new indications for new and existing products independently as long as these new products and indications do not depend directly on the Company's proprietary information that is not in the public domain.

f.
Post agrees that this Section 9 may be enforced by the Company by injunction, or other equitable relief, without prejudice to any other rights and remedies that the Company may have under this Agreement and without the posting of any bond.

11.          Legal Expenses.  Each party shall bear its own costs with respect to the negotiation, preparation and review of this Agreement.

12.          Notices. All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given and delivered if personally delivered or if sent by nationally-recognized overnight courier, by telecopy, or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

 If to the Company, to:

           OXIS International, Inc.
468 Camden Drive
2nd Floor
Beverly Hills, CA 902010
Attention: Chairman of the Board

If to Post, to:

Gary Post
Los Angeles, CA 90024

or to such other address as the party to whom notice is to be given may have furnished to the other party or parties in writing in accordance herewith. Any such notice or communication shall be deemed to have been received in the case of personal delivery, on the date of such delivery, in the case of nationally-recognized overnight courier, on the next business day after the date when sent, in the case of telecopy transmission, when received, and in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.

13.          Binding Agreement; Benefit. Subject to Section 17, the provisions of this Agreement will be binding upon, and will inure to the benefit of, the respective heirs, legal representatives, successors and assigns of the parties.

14.           Governing Law. This Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of California (without giving effect to principles of conflicts of laws).

15.          Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement must be in writing and shall not operate or be construed as a waiver of any other breach.

16.          Entire Agreement; Amendments. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings between the parties with respect thereto. This Agreement may be amended only by an agreement in writing signed by the parties.

17.          Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

18.          Assignment. This Agreement is personal in its nature and the parties shall not, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided , however , that the Company may assign this Agreement to any of its subsidiaries.

19.          Counterparts. This Agreement may be executed in counterparts, and each such counterpart shall be deemed to be an original instrument, but both such counterparts together shall constitute but one agreement.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

                                         OXIS INTERNATIONAL, INC.

                                   By:  /s/ Anthony J. Cataldo
                                      Name: Anthony J. Cataldo
                                      Title: Chairman and CEO

                                   By:  /s/ Gary M. Post
                                      Gary M. Post

SCHEDULE A – ADVISORY AGREEMENT OF GARY POST FOR

 OXIS INTERNATIONAL INC – MARCH 29, 2010

1.	Board and Committee Meetings

A.	Help plan agendas.
B.	Take notes and prepare and obtain approval of meeting minutes.
C.	Assist in setting up Board and Committee Meetings, including sending out email announcements.

2.	Annual Meeting of Shareholders

A.	Assist counsel, the CEO, CFO in preparation and distribution of the proxy statement and notice of meeting
B.	Coordinate with counsel the preparation of the directors' and officers' questionnaires needed to prepare the proxy statement.
C.	Negotiate with shareholders regarding shareholder proposals.
D.	Coordinate with counsel and other board members in preparing the script and agenda for the annual meeting.
E.	Assist the Board, management and counsel in identifying key potential questions from shareholders and possible responses.
F.	Assist in the proxy solicitation process along with the CFO and CEO.
G.	Ensure that the vote is properly and impartially tabulated, and that results are duly reported in the minutes of the meeting.

3.	Corporate Records

A.	Assist in the development of rules and approaches for maintain proper corporate records, including security and redundant systems.
B.	Certify officer signatures, affix the corporate seal to various corporate documents, and attest to their legitimacy.

4.	Stock Transfer

A.	Work with the Transfer Agent and the CFO to maintain shareholder records, and provide for the transfer or replacement of stock certificates.
B.	Act generally as the primary liaison with the Transfer agent.

5.	Securities Markets

A.	Work as the primarily liaison with the various securities markets on which the company's shares are listed.
B.	Coordinate compliance with these markets with counsel and the Board.

6.	Directors

A.	Coordinate the flow of information to Directors.
B.	Assist counsel in obtaining information from Directors required for legal and regulatory compliance.

7.	Compliance

A.	Provide for detailed review of registration statements.
B.	Help to coordinate the review and filing of 10Ks, 10Qs. and Proxy Statements.
C.	Act as administrator of any existing or future retirement type accounts as required by law.